Exhibit 99.1

news release

CONTACT:

Media:	Investors:
Victor Beaudet	Renee Johansen
(212) 282-5344	Anita Bialkowska
(212) 282-5320
Sharon Samuel
(212) 282-5322

Jennifer Vargas
(212) 282-5404

AVON REPORTS FIRST-QUARTER TOTAL REVENUE UP 14%;

First-Quarter Beauty Sales Grew 17%; Active Representatives Increased 14%

First-Quarter Earnings per Share Up 26%

EPS of $.43 Included $.04 per Share Related to Restructuring Costs

NEW YORK, N.Y., April 29, 2008 — Avon Products, Inc. (NYSE:AVP) today reported that first-quarter 2008 total revenue grew 14% year over year (6% in local currency) to $2.5 billion. Sales of Beauty products rose 17%. Active Representatives increased 14%. Units sold were up 3% versus the prior-year quarter.

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Net income in the first quarter 2008 was $185 million compared with $150 million in the year-ago quarter. Earnings per share were $.43 versus $.34 per share in the prior-year quarter, or 26% higher.

Andrea Jung, chairman and CEO, commented, “Again this quarter we produced solid results on the momentum of our turnaround plan and the strength of our well-balanced geographic portfolio. Active Representative growth accelerated to one of the highest growth levels in many years, 14%. This reflects our investments in the Representative Value Proposition (RVP), such as expanding our Sales Leadership program, increasing sales campaign frequency and improving commissions and incentives to our Representatives. Additionally, we continued to benefit from our strength in developing and emerging markets around the globe to more than offset the unfavorable impact of economic softness and service problems in North America.

“With this solid start to the year, and despite the challenges in North America, we remain confident that we can deliver on our 2008 objectives to achieve a full-year operating margin that approaches 2005’s level of approximately 14% and revenue growth in line with our long-term target of mid-single-digit growth,” Ms. Jung concluded.

The company’s 17% growth in Beauty sales included increases in all categories: Fragrance grew 20%, Color was up 15%, Personal Care rose 15% and Skin Care increased 13%.

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First-quarter operating profit of $296 million increased 25% from 2007’s level of $238 million, while operating margin was 11.8% versus 10.9% in the prior-year quarter. First-quarter 2008 operating profit included costs associated with the company’s restructuring program of $26 million ($.04 per share after tax), versus costs of $27 million ($.04 per share after tax) related to the company’s Product Line Simplification (PLS) and restructuring programs in the prior-year period.

Avon reiterated that it expects to achieve annualized savings of approximately $430 million once all initiatives of its multi-year restructuring program, launched in late 2005, are fully implemented by 2011 – 2012. Those savings are projected to reach $270 million in 2008 and $300 million in 2009. The company anticipates costs to implement all restructuring initiatives from inception to completion to be approximately $530 million. Approximately $469 million of those costs were recorded through the first quarter of 2008. Additionally, Avon reiterated that it expects to achieve annualized benefits in excess of $200 million each from its PLS program and Strategic Sourcing Initiative, bringing total annualized savings and benefits from all three programs to over $830 million when fully implemented.

First-quarter 2008’s results included $82 million in advertising expense, a 14% increase over prior year, to support the launch of new products, such as Anew Ultimate Age Repair Day Cream and Contouring Eye System, Ultra Color Rich Lipstick and Supershock Mascara, as well as Representative recruitment advertising. Additionally, 2008’s first quarter included an incremental $37 million of costs for initiatives to improve RVP.

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The quarter’s effective tax rate of 33.2% compared with 2007’s rate of 32.4%.

At quarter end, Avon’s total debt had increased $145 million from the year-end level, and cash had decreased $71 million. Net cash used by operations was $41 million through three months of 2008, including a payment of $38 million upon settlement of treasury-lock agreements associated with the company’s recent debt issuance, compared with $160 million of cash used by operations in the same period of 2007. This favorable comparison was due in large part to lower post-employment-benefit plan contributions. Looking forward, the company said that it continues to expect full-year 2008 cash flow from operations to be substantially higher than that of full-year 2007.

First-Quarter Regional Highlights

On continued strong performances in all markets, Latin America’s first-quarter revenue rose 32% year over year (19% in local currency). In Brazil, Avon increased revenue nearly 60%, and the markets of Colombia and Venezuela each posted revenue growth of over 20%. Mexico continued to progress on its turnaround, with revenue growth of 9% and Active Representative growth of 12% versus the prior-year period. The region’s Active Representatives grew 15%, and units sold were up 9%. Operating profit increased 36% versus the 2007 quarter, primarily due to higher revenue. Latin America’s first-quarter operating margin was 14.0%.

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In the North America region, first-quarter revenue decreased 6% (7% in local currency) over that of the prior year, reflecting the impact of a weak economy, and to a lesser degree, service-related problems in filling Representatives’ orders. Active Representatives increased 2%. Units sold decreased 10% from the prior-year level. Sales of Beauty products were 3% lower. Sales of non-beauty products declined 9%, tracking with the general retail environment. Operating profit was 17% lower than in the 2007 quarter, primarily due to the impact of lower revenues and higher spending on RVP, among other costs. The region’s operating margin was 10.8%. While the company expects continued weakness in this region in the second quarter, the degree of decline is expected to be less than that experienced in the first quarter.

In Central & Eastern Europe, first-quarter revenue rose 17% (6% in local currency), with several markets up in excess of 20%. Russia posted 12% revenue expansion. The region’s Active Representatives grew 25%, benefiting from more frequent ordering opportunities. Units sold increased 6%. Operating profit increased 20% year over year, reflecting higher revenue. First-quarter operating margin was 22.1%.

The Western Europe, Middle East & Africa region achieved revenue growth of 17% (7% in local currency). Strong revenue growth continued in both the Turkey and U.K. markets, with revenue up nearly 30% and 7%, respectively. Year over year, the region’s Active Representatives rose 5% and units sold increased 2%. Operating profit increased 41% versus the 2007 quarter due to the increase in revenue, despite an incremental $13 million of costs to implement previously announced restructuring. The region’s first-quarter operating margin was 6.1%.

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Asia-Pacific revenue increased 9% (decreased 4% in local currency), with the Philippines contributing revenue growth of over 30%, driven in large part by RVP investment. Revenue in Japan increased 2% due to foreign exchange. The region’s Active Representatives rose 6% year over year, while units sold were flat compared with the prior year. Operating profit was up 10% year over year, primarily as a result of higher revenue. The region’s operating margin was 10.6%.

Revenue in China grew 29% (19% in local currency) and units sold were 13% higher in the first quarter, reflecting the company’s continued success in operating in this priority growth market. Active Representatives were up 99% year over year. Operating profit more than tripled to $14 million year over year, reflecting a $6 million reduction in a statutory liability and higher revenue. The region’s first-quarter operating margin was 15.5%.

Total global expenses decreased 13%, primarily due to lower costs to implement the PLS program.

Avon will conduct a conference call at 9:00 A.M. today to discuss the quarter’s results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 42385179). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of two weeks.

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Avon, the company for women, is a leading global beauty company, with $10 billion in annual revenue. As the world’s largest direct seller, Avon markets to women in more than 100 countries through 5.4 million independent Avon Sales Representatives. Avon's product line includes beauty products, fashion jewelry and apparel, and features such well-recognized brand names as Avon Color, Anew, Skin-So-Soft, Advance Techniques, Avon Naturals, and Mark. Learn more about Avon and its products at www.avoncompany.com.

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CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT

UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management’s expectations. Such factors include, among others, the following:

•

our ability to implement the key initiatives of and realize the operating margins and projected benefits (in the amounts and time schedules we expect) from our global business strategy, including our multi-year restructuring initiatives, product mix and pricing strategies, enterprise resource planning, customer service initiatives, product line simplification program, sales and operation planning process, strategic sourcing initiative, outsourcing strategies, zero-overhead-growth philosophy and cash management, tax, foreign currency hedging and risk management strategies;

•

our ability to realize the anticipated benefits (including our projections concerning future revenue and operating margin increases) from our multi-year restructuring initiatives or other strategic initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our multi-year restructuring initiatives or other strategic initiatives;

•	our ability to realize sustainable growth from our investments in our brand and the direct selling channel;

•

a general economic downturn or recession in one or more of our geographic regions, such as North America, and the ability of our broad-based geographic portfolio to withstand a downturn in a particular region;

•	the inventory obsolescence and other costs associated with our product line simplification program;

•	our ability to effectively implement initiatives to reduce inventory levels in the time period and in the amounts we expect;

•	our ability to achieve growth objectives or maintain rates of growth, particularly in our largest markets and developing and emerging markets;

•

our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, and our ability to negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

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•	the effect of political, legal and regulatory risks, as well as foreign exchange or other restrictions, imposed on us, our operations or our Representatives by governmental entities;

•

our ability to successfully transition our business in China in connection with the resumption of direct selling in that market, our ability to operate using the direct selling model permitted in that market and our ability to retain and increase the number of Active Representatives there over a sustained period of time;

•	the impact of substantial currency fluctuations on the results of our foreign operations;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in Latin America, Asia Pacific, Central and Eastern Europe and the Middle East;

•	the risk of disruption in Central and Eastern Europe associated with a change to a more rapid selling cycle with more frequent brochures;

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information technology systems outages, disruption in our supply chain or manufacturing and distribution operations, or other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations and large scale power outages;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel and executives;

•

competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skin care and toiletries industry, some of which are larger than we are and have greater resources;

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our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase Representative productivity, to improve Internet-based tools for our Representatives, and to compete with other direct selling organizations to recruit, retain and service Representatives;

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the impact of the seasonal nature of our business, adverse effect of rising fuel, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

•	the risk of an adverse outcome in our material pending and future litigations;

•	our ratings and our access to financing and ability to secure financing at attractive rates; and

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations.

Additional information identifying such factors is contained in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the U.S. Securities and Exchange Commission. We undertake no obligation to update any such forward-looking statements.

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In millions, except per share data)

	Three months ended March 31		Percent Change
	2008	2007
Net sales	$2,477.9	$2,163.3	15%
Other revenue	23.8	22.0

Total revenue	2,501.7	2,185.3	14%

Cost of sales (1)	923.7	832.5
Selling, general and administrative expenses (1)	1,281.8	1,115.0

Operating profit	296.2	237.8	25%

Interest expense	26.1	26.5
Interest income	(9.2)	(12.3)
Other expense, net	0.7	0.6

Total other expenses	17.6	14.8

Income before taxes and minority interest	278.6	223.0	25%
Income taxes	92.4	72.4

Income before minority interest	186.2	150.6
Minority interest	(1.5)	(0.6)

Net income	$184.7	$150.0	23%

Earnings per share:
Basic	$.43	$.34	26%

Diluted	$.43	$.34	26%

Average shares outstanding:
Basic	426.79	440.61
Diluted	430.37	443.76

(1)	For the three months ended March 31, 2008, costs to implement restructuring initiatives impacted selling, general and administrative expenses by $25.5. For the three months ended March 31, 2007, costs to implement restructuring initiatives impacted cost of sales by $0.7, and selling, general and administrative expenses by $9.0.

AVON PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)

	March 31 2008	Dec 31 2007
Cash, including cash equivalents	$892.6	$963.4
Accounts receivable, net	779.9	840.4
Inventories	1,172.4	1,041.8
Prepaid expenses and other	732.0	669.8

Total current assets	3,576.9	3,515.4

Property, plant and equipment, net	1,333.2	1,278.2
Other assets	955.5	922.6

Total assets	5,865.6	5,716.2

Debt maturing within one year	562.4	929.5
Accounts payable	735.2	800.3
Other current liabilities	1,235.6	1,323.6

Total current liabilities	2,533.2	3,053.4

Long-term debt	1,680.3	1,167.9
Other non-current liabilities	781.2	783.3

Total shareholders’ equity	870.9	711.6

Total liabilities and shareholders’ equity	$5,865.6	$5,716.2

AVON PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In millions)

	Three Months Ended March 31
	2008	2007
Cash Flows from Operating Activities:
Net income	$184.7	$150.0
Depreciation and amortization	44.0	42.7
Provision for doubtful accounts	46.4	37.1
Provision for obsolescence	22.7	35.1
Share-based compensation	17.7	15.9
Deferred income taxes	2.7	9.6
Other	13.3	3.9

Changes in assets and liabilities:
Accounts receivable	37.1	0.4
Inventories	(118.9)	(112.4)
Prepaid expenses and other	(50.4)	(46.6)
Accounts payable and accrued liabilities	(198.5)	(195.5)
Income and other taxes	(26.4)	10.3
Noncurrent assets and liabilities	(15.4)	(110.6)

Net cash used by operating activities	(41.0)	(160.1)

Cash Flows from Investing Activities:
Capital expenditures	(61.1)	(33.8)
Disposal of assets	2.8	8.2
Other investing activities	(0.3)	(15.0)

Net cash used by investing activities	(58.6)	(40.6)

Cash Flows from Financing Activities:
Cash dividends	(91.5)	(81.8)
Total debt, net change	116.5	305.9
Repurchase of common stock	(63.9)	(129.7)
Proceeds from exercise of stock options, net of excess tax benefits	18.6	25.7

Net cash (used) provided by financing activities	(20.3)	120.1

Effect of exchange rate changes on cash and cash equivalents	49.1	3.8

Net decrease in cash and cash equivalents	$(70.8)	$(76.8)

AVON PRODUCTS, INC.

SUPPLEMENTAL SCHEDULE

(Unaudited)

(In millions)

THREE MONTHS ENDED 3/31/08

REGIONAL RESULTS

$ in Millions	Total Revenue US$		Total Revenue in Local Currency	Operating Profit US$		Op. Margin	Units	Active Reps
		% var. vs 1Q07	% var. vs 1Q07		% var. vs 1Q07	2008 percent	% var. vs 1Q07	% var. vs 1Q07

Latin America	$864.3	32%	19%	$120.6	36%	14.0%	9%	15%
North America	593.6	-6	-7	63.9	-17	10.8	-10	2
Central & Eastern Europe (1)	421.6	17	6	93.1	20	22.1	6	25
Western Europe, Middle East & Africa	317.0	17	7	19.3	41	6.1	2	5
Asia Pacific	217.4	9	-4	23.0	10	10.6	0	6
China	87.8	29	19	13.6	*	15.5	13	99
Total from Operations	2,501.7	14	6	333.5	19	13.3	3	14
Global Expenses	—	—	—	(37.3)	13	—	—	—
Consolidated (1)	$2,501.7	14%	6%	$296.2	25%	11.8%	3%	14%

CATEGORY SALES (US$)

	Consolidated
		% var. vs 1Q07

Beauty (cosmetics/fragrances/skin care/toiletries)	$1,779.8	17%
Beauty Plus (fashion jewelry/watches/apparel/accessories)	467.7	9
Beyond Beauty (home products/gift and decorative products)	230.4	11

Net Sales	$2,477.9	15%
Other Revenue	23.8	8

Total Revenue	$2,501.7	14%

*	Calculation not meaningful

(1)	Central & Eastern Europe Active Representative growth benefited from increased ordering opportunities as a result of a move from a four-week campaign cycle to a three-week campaign cycle in the second half of 2007. This change had a minimal impact on Consolidated Avon.